UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2012

CAMAC ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34525	30-0349798
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 2525, Houston, Texas 77056
(Address of principal executive offices) (Zip Code)

(713) 797-2940
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2012, CAMAC Energy Inc. (the “Company”) appointed Earl W. McNiel as Interim Chief Financial Officer of the Company.  Mr. McNiel replaces Edward G. Caminos, who had been serving as Senior Vice President and Chief Financial Officer of the Company since July 1, 2011, and who resigned from the Company effective March 1, 2012.

In connection with the appointment of Mr. McNiel, the Company and Mr. McNiel entered into an Executive Consulting Agreement, effective as of March 1, 2012, which continues until June 30, 2012.  The Company has the right to extend the term of the agreement for two additional months.  Mr. McNiel will serve as an independent contractor and will receive a monthly payment of $24,167.  He will also be considered for an equity incentive award upon achievement of certain milestones in the sole discretion of the Board of Directors of the Company.

Mr. McNiel, 53, has more than thirty years of experience with public companies, primarily in the energy and waste management industries, and has broad experience in the areas of corporate finance, mergers and acquisitions, and financial reporting.  Since 2009, he has been managing private investments and working as a consultant to oil and gas and alternative energy companies.  From 2004 to 2009, he served as Vice President and Chief Financial Officer of Transmeridian Exploration Incorporated, an independent oil and gas exploration and production company.  From 1994 to 2004, he was a senior executive with Pride International, Inc., an international oilfield service provider and drilling contractor, serving as Chief Financial Officer, Vice President of Planning & Corporate Development, and Chief Accounting Officer.  Prior to joining Pride, Mr. McNiel served as a senior financial executive with several waste management companies and an oilfield service company. He began his career in public accounting with a major international accounting firm.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

99.1	Press Release, dated March 7, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMAC Energy Inc.
Dated: March 7, 2012

	By:	/s/ Nicolas J. Evanoff
	Title:	Senior Vice President, General Counsel & Secretary

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